Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact: Pat Hansen
Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL FIRST QUARTER RESULTS

Milwaukee, Wisconsin - October 14, 2004 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported sales and operating results for the fiscal first quarter ended September 26, 2004.

Net sales for the three months ended September 26, 2004 were $44.6 million compared to net sales of $44.4 million for the three months ended September 28, 2003. Net income was $3.6 million in both the current and the prior year quarter. Diluted earnings per share were $.94 for the three months ended September 26, 2004 and in the prior year quarter.

Sales to STRATTEC’s largest customers overall remained flat in the current quarter compared to the prior year quarter levels. Sales to DaimlerChrysler Corporation increased significantly during the current quarter to $11.0 million compared to $8.8 million due to a more favorable vehicle content mix. Sales to Delphi Corporation were $6.8 million compared to $7.0 million due to pre-programmed price reductions. Sales to General Motors Corporation were $11.4 million compared to $12.6 million due to a combination of pre-preprogrammed price decreases, discontinued models and lower levels of production on certain vehicles. Sales to Ford Motor Company were $7.5 million compared to $7.9 million, due to price reductions and lower vehicle production. Sales to Mitsubishi Motor Manufacturing of America, Inc. were $1.2 million compared to $1.7 million due to lower vehicle production volumes.

Gross profit margin was 24.2 percent in the current quarter compared to 23.5 percent in the prior year quarter. The increase in gross profit margin was attributed to the Company's ongoing cost reduction initiatives, offset by higher purchased material costs for brass and zinc.

Operating expenses were $5.2 million in the current quarter, compared to $4.9 million in the prior year quarter.

During the quarter, the Company contributed $5.0 million to its Pension Fund and repurchased approximately 88,000 STRATTEC SECURITY CORPORATION shares under the Company’s stock repurchase program at a cost of approximately $5.5 million.

At the Company's 2004 Annual Meeting held October 5, 2004, STRATTEC shareholders re-elected Mr. Frank Krejci to the Company's Board of Directors for an additional three-year term.

STRATTEC SECURITY CORPORATION designs, develops, manufactures and markets mechanical locks, electro-mechanical locks and related access control products for North American and global automotive manufacturers.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "may," "planned," "potential," "should," "will," and "would." Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

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STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	First Quarter Ended
	September 26, 2004	September 28, 2003

	(Unaudited)

Net Sales	$44,591	$44,420

Cost of Goods Sold	33,818	33,962

Gross Profit	10,773	10,458

Engineering, Selling &
Administrative Expenses	5,166	4,918

Income from Operations	5,607	5,540

Interest Income	183	89

Other Income (Expense), Net	(37)	102

	5,753	5,731

Provision for Income Taxes	2,129	2,149

Net Income	$3,624	$3,582

Earnings Per Share:
Basic	$.95	$.95
Diluted	$.94	$.94
Average Basic
Shares Outstanding	3,805	3,760

Average Diluted
Shares Outstanding	3,855	3,818

Other:
Capital Expenditures	$698	$1,096
Depreciation & Amortization	$1,864	$2,017

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STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	September 26, 2004	June 27, 2004
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$45,293	$54,231
Receivables, Net	31,844	30,931
Inventories	11,122	8,361
Other current assets	8,872	10,903
Total Current Assets	97,131	104,426
Investment in Joint Ventures	1,400	1,336
Property, Plant and Equipment, Net	30,242	31,428
	$128,773	$137,190

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$17,558	$18,787
Other	13,290	16,497
Total Current Liabilities	30,848	35,284
Borrowings Under Revolving Credit Facility	-	-
Deferred Income Taxes	543	543
Accrued Pension and Post Retirement Obligations	6,938	11,511
Shareholders’ Equity	206,790	200,713
Accumulated Other Comprehensive Loss	(5,406)	(5,385)
Less: Treasury Stock	(110,940)	(105,476)
Total Shareholders’ Equity	90,444	89,852
	$128,773	$137,190

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